Exhibit 99.1

LUMINEX CORPORATION REPORTS THIRD QUARTER 2019 RESULTS

AUSTIN, Texas (November 4, 2019) - Luminex Corporation (Nasdaq: LMNX) today announced financial results for its third quarter ended September 30, 2019.

All amounts in this release are in conformity with U.S. generally accepted accounting principles ("GAAP"). Comparisons shown in this release are to the same period in the prior year unless otherwise noted.

HIGHLIGHTS

•
Total revenue growth for the quarter of 9% to $78.7 million. Revenue reflects an $8.7 million addition from Flow Cytometry and a $6.9 million reduction attributable to the departure of certain sales to LabCorp.

•	Operating cash flow of $9.4 million.

•	Dividend declared of $0.09 per share.

•	ARIES® MRSA Assay received U.S. Food and Drug Administration (FDA) 510(k) clearance.

•	Submitted VERIGENE® II Gastrointestinal Flex Assay to the FDA.

•	Expect to submit VERIGENE® II Respiratory Flex Assay to the FDA by year end.

CEO COMMENTARY

"Consistent with our previously communicated plans, 2019 has been a transition year for Luminex as we have adjusted to the departure of certain sales to LabCorp and the integration of the Flow Cytometry acquisition," said Nachum "Homi" Shamir, President & CEO. "Although total revenue was slightly lower than expected due to order timing in Flow Cytometry in the third quarter, I am very pleased with the significant progress we are making to return the company to sustained growth and profitability,” continued Shamir. “We anticipate a new and transformative era for Luminex as a more diversified company, with strong organic growth, profitability, and cash flow, that will be offering exciting new platforms and opportunities across each of our major product lines. Next year will be the first time in Luminex’s history where we launch three exciting new platforms across our portfolio.”

RESULTS AND REVENUE SUMMARY FOR THIRD QUARTER 2019

•	Licensed Technology Group revenue increased 7% to $38.7 million, driven by consumable and royalty revenue growth.

•
Molecular Diagnostic revenue declined 15% to $30.3 million (up 6% without the revenue decline from the departure of LabCorp). The growth, absent the LabCorp effect, was primarily attributable to increases in sample to answer portfolio revenue.

•
Molecular sample to answer portfolio revenue grew 27% to $17.4 million, with 31 new sample to answer molecular systems under contract in this third quarter. Active sample to answer customers grew to more than 650 in the quarter.

•
Flow Cytometry contributed revenue of approximately $8.7 million in the quarter and $33 million year to date, a 10+% increase. While order timing of approximately $3 million in Flow Cytometry resulted in slightly lower revenue than expected in the third quarter, Flow is on track to deliver $12 million in the fourth quarter and $45 million in 2019, as expected, with an anticipated growth rate above 10% in 2019.

•	Gross margins of 53% were affected primarily by the departure of higher margin LabCorp revenue, as well as growth across all of the company’s lower margin items.

•	Net loss of $5.3 million, or $0.12 per diluted share, was impacted primarily by the departure of LabCorp revenue and the integration of the Flow Cytometry acquisition and resulting margin compression.

REVENUE SUMMARY
(in thousands, except percentages)

	Three Months Ended
	September 30,		Variance
	2019	2018	($)	(%)
	(unaudited)

System sales	$15,239	$10,026	$5,213	52%
Consumable sales	13,359	11,627	1,732	15%
Royalty revenue	12,993	12,081	912	8%
Assay revenue	29,468	33,747	(4,279)	(13)%
Service revenue	5,349	3,015	2,334	77%
Other revenue	2,265	1,949	316	16%
	$78,673	$72,445	$6,228	9%

FINANCIAL OUTLOOK AND GUIDANCE

For the full year 2019, the Company is adjusting its revenue expectations to a range of $334 million to $337 million.

CONFERENCE CALL

Management will host a conference call at 4:00 p.m. Central Time / 5:00 p.m. EDT, Monday, November 4, 2019 to discuss the operating highlights and financial results for the third quarter 2019. The conference call will be webcast live and may be accessed at Luminex Corporation’s website at http://www.luminexcorp.com. The presentation slides will be posted to our Investor Relations website after the market close on November 4, 2019. Analysts may participate on the conference call by dialing (877) 930-7053 (U.S.) or (253) 336-7290 (outside the U.S.). The access code is 1293259. The webcast will be archived for six months on our website using the 'replay' link.

At Luminex, our mission is to empower labs to obtain reliable, timely, and actionable answers, ultimately advancing health. We offer a wide range of solutions applicable in diverse markets including clinical diagnostics, pharmaceutical drug discovery, biomedical research, genomic and proteomic research, biodefense research, and food safety. We accelerate reliable answers while simplifying complexity and deliver certainty with a seamless experience. To learn more about Luminex, please visit us at luminexcorp.com.

Statements made in this release that express Luminex’s or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. Forward-looking statements in this release include statements regarding expected revenue and cost savings and projected 2019 performance, including revenue guidance. The words "believe," "expect," "intend," "estimate," "anticipate," "will," "could," "should" and similar expressions are intended to further identify such forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995.  It is important to note that the Company's actual results or performance could differ materially from those anticipated or projected in such forward-looking statements.  Factors that could cause Luminex’s actual results or performance to differ materially include risks and uncertainties relating to, among others, concentration of Luminex’s revenue in a limited number of direct customers and strategic partners, some of which may be experiencing decreased demand for their products utilizing or incorporating Luminex’s technology, budget or finance constraints in the current economic environment, or periodic variability in their purchasing patterns or practices as a result of internal resource planning challenges; market demand and acceptance of Luminex’s products and technology, including ARIES®, MultiCode®, xMAP®, VERIGENE®, Guava®, Muse®, Amnis® and NxTAG® products; Luminex’s ability to scale manufacturing operations and manage operating expenses, gross margins and inventory levels; Luminex’s ability to obtain and enforce intellectual property protections on Luminex’s products and technologies; the impact on Luminex’s growth and future results of operations with respect to the loss of the LabCorp women’s health business; Luminex’s ability to successfully launch new products in a timely manner; dependence on strategic partners for development, commercialization and distribution of products; risks and uncertainties associated with implementing Luminex’s acquisition strategy, Luminex’s challenge to identify acquisition targets, including Luminex’s ability to obtain financing on acceptable terms; Luminex’s ability to integrate acquired companies or selected assets, including the Flow-Cytometry assets recently acquired from Millipore Sigma, into Luminex’s consolidated business operations, and the ability to fully realize the benefits of Luminex’s acquisitions; the timing of and process for regulatory approvals; competition and competitive technologies utilized by Luminex’s competitors; fluctuations in quarterly results due to a lengthy and unpredictable sales cycle; fluctuations in bulk purchases of consumables; fluctuations in product mix, and the seasonal nature of some of Luminex’s assay products; Luminex’s ability to comply with applicable laws, regulations, policies and procedures; the impact of the ongoing uncertainty in global finance markets and changes in governmental and governmental agency funding, including effects on the capital spending policies of Luminex’s partners and end users and their ability to finance purchases of Luminex’s products; changes in principal members of Luminex’s management staff; potential shortages, or increases in costs, of components or other disruptions to Luminex’s manufacturing operations; Luminex’s increasing dependency on information technology to improve the effectiveness of Luminex’s operations and to monitor financial accuracy and efficiency; the implementation, including any modification, of Luminex’s strategic operating plans; the uncertainty regarding the outcome or expense of any litigation brought against or initiated by Luminex; risks relating to Luminex’s foreign operations, including fluctuations in exchange rates, tariffs, customs and other barriers to importing/exporting materials and products in a cost effective and timely manner; difficulties in accounts receivable collections; Luminex’s ability to monitor and comply with foreign and international laws and treaties; and Luminex’s ability to comply with changes in international taxation policies; budget or finance constraints in the current economic environment, or periodic variability in their purchasing patterns or practices as a result of material resource planning challenges; reliance on third party distributors for distribution of specific Luminex-developed and manufactured assay products, as well as the risks discussed under the heading "Risk Factors" in Luminex’s Reports on Forms 10-K and 10-Q, as filed with the Securities and Exchange Commission.  The forward-looking statements, including the financial guidance and 2019 outlook, contained herein represent the judgment of Luminex as of the date of this press release, and Luminex expressly disclaims any intent, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in Luminex’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contacts:

Luminex Corporation	Lazar FINN Partners
Jeff Christensen	David Carey
Senior Director, Investor Relations	david.carey@finnpartners.com
jeffc@luminexcorp.com	212-867-1768
512-249-3033

LUMINEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2019	2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$66,051	$76,441
Accounts receivable, net	45,810	53,396
Inventories, net	76,122	63,250
Prepaids and other	10,956	9,657
Total current assets	198,939	202,744
Property and equipment, net	66,527	66,288
Intangible assets, net	93,188	105,148
Deferred income taxes	31,160	21,470
Goodwill	118,145	118,127
Right of use assets	21,554	—
Other	9,365	11,398
Total assets	538,878	525,175
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$18,547	$14,504
Accrued liabilities	29,940	26,772
Deferred revenue - current portion	8,053	10,099
Total current liabilities	56,540	51,375
Deferred revenue	2,214	1,079
Lease liabilities	18,380	—
Other long-term liabilities	1,837	5,065
Total liabilities	78,971	57,519
Stockholders' equity:
Common stock	44	44
Additional paid-in capital	374,872	365,349
Accumulated other comprehensive loss	(1,623)	(1,127)
Retained earnings	86,614	103,390
Total stockholders' equity	459,907	467,656
Total liabilities and stockholders' equity	$538,878	$525,175

LUMINEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)

Revenue	$78,673	$72,445	$244,137	$234,685
Cost of revenue	36,833	28,189	111,263	87,535
Gross profit	41,840	44,256	132,874	147,150
Operating expenses:
Research and development	13,262	11,996	43,295	33,994
Selling, general and administrative	31,448	26,340	96,085	79,780
Amortization of acquired intangible assets	2,852	2,166	8,556	6,498
Total operating expenses	47,562	40,502	147,936	120,272
Income (loss) from operations	(5,722)	3,754	(15,062)	26,878
Other income (expense), net	2	8	(96)	465
Income (loss) before income taxes	(5,720)	3,762	(15,158)	27,343
Income tax benefit (expense)	470	(2,025)	7,937	(6,540)
Net income (loss)	$(5,250)	$1,737	$(7,221)	$20,803

Net income (loss) attributable to common stockholders
Basic	$(5,224)	$1,708	$(7,187)	$20,447
Diluted	$(5,224)	$1,708	$(7,189)	$20,449

Net income (loss) per share attributable to common stockholders
Basic	$(0.12)	$0.04	$(0.16)	$0.47
Diluted	$(0.12)	$0.04	$(0.16)	$0.46

Weighted-average shares used in computing net income per share
Basic	44,216	43,836	44,109	43,679
Diluted	44,216	44,707	44,109	44,193

Dividends declared per share	$0.09	$0.06	$0.21	$0.18

LUMINEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income (loss)	$(5,250)	$1,737	$(7,221)	$20,803
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,177	5,714	21,170	17,737
Stock-based compensation	3,565	3,652	9,644	8,460
Deferred income tax (benefit) expense	(2,316)	4,889	(10,970)	8,650
Loss on sale or disposal of assets	59	332	231	443
Other	(510)	(159)	(532)	(1,286)
Changes in operating assets and liabilities:
Accounts receivable, net	13,459	4,570	7,563	9,623
Inventories, net	(6,617)	(2,982)	(12,602)	(5,584)
Other assets	567	(4,187)	3,971	(4,743)
Accounts payable	372	(47)	4,540	(1,708)
Accrued liabilities	600	1,633	(6,956)	(6,440)
Deferred revenue	(1,661)	—	(610)	653
Net cash provided by (used in) operating activities	9,445	15,152	8,228	46,608
Cash flows from investing activities:
Purchase of property and equipment	(4,993)	(5,228)	(13,115)	(14,264)
Proceeds from net working capital adjustments related to business acquisition	—	—	1,915	—
Issuance of note receivable	—	—	—	(1,000)
Purchase of investment	—	—	—	(1,782)
Acquired technology rights	—	—	—	(4,000)
Net cash used in investing activities	(4,993)	(5,228)	(11,200)	(21,046)
Cash flows from financing activities:
Proceeds from employee stock plans and issuance of common stock	695	566	2,481	3,982
Shares surrendered for tax withholding	(4)	(18)	(2,089)	(2,034)
Dividends paid	(2,703)	(2,676)	(8,098)	(7,978)
Net cash used in financing activities	(2,012)	(2,128)	(7,706)	(6,030)
Effect of foreign currency exchange rate on cash	286	102	288	250
Change in cash and cash equivalents	2,726	7,898	(10,390)	19,782
Cash and cash equivalents, beginning of period	63,325	138,996	76,441	127,112
Cash and cash equivalents, end of period	$66,051	$146,894	$66,051	$146,894

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